SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                            September 6, 1999
                             Date of Report
                     (Date Of Earliest Event Reported)

                             U S Jet, Inc.
          (Exact Name of Registrant as Specified in its Charter)

            Nevada        33-8067-NY                84-1422609
     (State or Other    (Commission File No.)     (IRS Employer I.D. No.)
      Jurisdiction)

                          4685 South Highland Dr.
                               Suite 200
                          Salt Lake City, UT 84117
                   (Address of Principal Executive Offices)

                        Registrant's Telephone Number
                            801-274-1011



Item 1.  Changes in Control of Registrant

     On September 27, 1999, the Honorable Ronald Nehring of the Third District Court, Salt Lake County, State of Utah, entered a Default Judgment for Rescission in the matter of Jennifer Ngo v. U.S. Jet, Inc., Kenneth R. DeBree, and Paul A. Price, Civil Number 990905347. See Exhibit EX-99.1. This Default Judgment for Rescission was as a result of a Complaint being filed against U.S. Jet, Kenneth R. DeBree and Paul A. Price on May 19, 1999, by the Plaintiff, Jennifer Ngo, who is a shareholder of the Company, and who was an officer and director of the public shell corporation of American Coal Corporation, which merged with the private corporation U.S. Jet on August 14, 1998.

     The Complaint requested that the Court rescind the merger between American Coal Corporation and U.S. Jet, Inc., based upon fraudulent misrepresentations and nondisclosure by U.S. Jet to the Plaintiff and to American Coal Corporation. U.S. Jet did not file an answer to the lawsuit, and on September 27, 1999, the Third District Court entered a Judgment rescinding the AGREEMENT AND PLAN OF MERGER between American Coal and U.S. Jet, Inc., restoring both companies to their status prior to the merger, and ordering the parties to execute any documents necessary to restore themselves to the positions they held prior to the AGREEMENT AND PLAN OF MERGER.

     As a result of this Default Judgment for Rescission, the control of the Company was restored to the officers and directors of the company of American Coal Corporation existing immediately prior to the AGREEMENT AND PLAN OF MERGER, which were Jennifer Ngo and Dannette Uyeda.

     On September 27, 1999, Dannette Uyeda resigned as an officer and director of the Company.

     On September 28, 1999, the Company adopted, pursuant to a unanimous consent, the following resolutions:
     1.Changing the name of the Company back to American Coal Corporation, and the address to 4685 South Highland Drive, Suite 202, Salt Lake City, Utah 84117;
     2.Directing the transfer agent to change all stock certificates reflecting the change of the name of the Company back to American Coal Corporation.
     3.Directing the transfer agent to cancel any shares in the hands of parties who directly received shares pursuant to the AGREEMENT AND PLAN OF MERGER, and to cancel any shares that were improperly issued between August 14, 1998 and September 27, 1999;
     4.Giving notice of the Default Judgment for Rescission to US Jet, the Securities and Exchange Commission, the Company's shareholders and other necessary parties.

     On October 6, 1999, the Company directed the transfer agent to cancel the shares as set forth in Exhibit Ex-99.2, as they were received pursuant to the AGREEMENT AND PLAN OF MERGER. Certificate numbers 10102 and 10103 were canceled as they were improperly issued by the Company, without consideration, to affiliates of the Company to replace shares that were transferred by the affiliates to a party who was asserting legal claims against the Company and the affiliates.

     The cancellation of the shares set forth above effectively removed shareholder control from Paul A. Price and Kenneth R. DeBree. Following the cancellation of these shares, the following shareholders control more than 5% of the total issued and outstanding shares of the Company:


     Shareholder                              Number of shares    Percentage
     Aer Turas Teornata                              800,000         16.3
     C/O PJ Cousins, Chief Executive

     European Aircraft Sourcing & Service            800,000         16.3
     C/O Donald B. Patch Borntal

     Michael Angelo Jewelers, LLC                    500,000         10.2

     Oxford First Capital, LLC                       300,000          6.0


Item 2.   Acquisition or Disposition of Assets

     As set forth in Item 1, the merger between the American Coal Corporation and U.S. Jet was rescinded on September 27, 1999, restoring the parties to the positions they held immediately prior to the AGREEMENT AND PLAN OF MERGER. American Coal Corporation was a dormant shell corporation, with $0.00 assets and $0.00 liabilities at the time of the AGREEMENT AND PLAN OF MERGER. Accordingly, the Company presently has $0.00 assets and $0.00 liabilities, and all of the assets that were held by the Company between August 14, 1998 and September 27, 1999 are in the hands of the private company, U.S. Jet.

     The Company is unable to state the dollar amount of assets that were transferred out of the Company back to U.S. Jet as of September 27, 1999, because: (1) U.S. Jet has not transferred the books and records of the Company to the Company's offices; and (2) the Company did not file any reports with the Securities and Exchange Commission since the date of the rescinded merger.

Item 4.   Changes in Registrant's Certifying Accountant

     At the time of the merger between American Coal Corporation and U.S. Jet, Inc., the Company's certifying accountant was Rex Anderson. It is unknown whether U.S. Jet used Mr. Anderson or a different accountant between the date of the merger and September 27, 1999, because: (1) U.S. Jet has not transferred the books and records of the Company to the Company's offices; and
(2) the Company did not file any reports with the Securities and Exchange Commission since the date of the rescinded merger.

     Nevertheless, the Company intends to continue using Rex Anderson as its certifying accountant, and is presently working with Mr. Anderson to bring the Company's reports with the Securities and Exchange Commission current.

Item 5.   Other Events

     The Company is involved in litigation in the Third District Court, Salt Lake County, State of Utah, in the matter of Jennifer Ngo v. U.S. Jet, Inc.,
Kenneth R. DeBree, and Paul A. Price, Civil Number 990905347.   This
litigation resulted in a Default Judgment for Rescission being granted on September 27, 1999, rescinding the AGREEMENT AND PLAN OF MERGER between
American Coal Corporation and U.S. Jet, Inc.   Since the date of the Default
Judgment for Rescission, Kenneth DeBree has filed a Motion to Set Aside the Default Judgment. Mr. DeBree improperly filed the Motion, as he is unable to represent U.S. Jet, Inc., because in the present action, corporations must be represented by an attorney licensed and in good standing in the State of Utah, The Company will vigorously defend against this Motion and any further attempts by Mr. DeBree to regain control of the Company.

Item 6.   Resignations of Registrant's Directors

     As a result of this Default Judgment for Rescission, the control of the Company was restored to the officers and directors of the company of American Coal Corporation existing immediately prior to the AGREEMENT AND PLAN OF MERGER, which were Jennifer Ngo and Dannette Uyeda.

     On September 27, 1999, Dannette Uyeda resigned as an officer and director of the Company.
                                        /S/
                                   _____________________________
                                   Jennifer Ngo
                                   President, American Coal Corporation